EXHIBIT 10.1
Amendment No. 1 to Employment Agreement
between JGMT, LLC, Jushi Holdings, Inc. and James Cacioppo
This Amendment No. 1 (“Agreement”) is entered into by and between JGMT, LLC (“Company”), Jushi Holdings, Inc. (“Parent”) and James Cacioppo (“Executive”) (collectively the “Parties”).
    WHEREAS, effective January 1, 2022, the Parties entered into an Employment Agreement (the “Employment Agreement”). Capitalized terms, to the extent not defined herein, shall be as defined in the Employment Agreement;
    WHEREAS, the Employment Agreement provides that on or before March 15, 2023 Executive is entitled to receive a cash Annual Bonus (as defined in the Employment Agreement) in respect of the 2022 year in an amount not less than $750,000, less applicable withholdings;
WHEREAS, on December 8, 2022, the Company closed a tranche of a private placement (“Offering”) and issued approximately $69 million aggregate principal amount of 12% second lien notes (“Notes”) and detached warrants expiring December 7, 2026 to purchase up to approximately 16 million of the Company’s subordinate voting shares at an exercise price per share of $2.086 (the “Warrants”), and on December 9, 2022, the Company closed on a second tranche of the Offering for an additional aggregate principal amount of $3 million of Notes and 719,080 Warrants purchased by the Executive.
WHEREAS, in order to assist the Company in managing cash and near-term working capital requirements, Executive, after consultation with the Company’s Board of Directors (“Board”), has consented to receive his 2022 Annual Bonus in the following form: (i) a lump sum cash payment in the amount of $250,000, (ii) $750,000 aggregate principal amount of Notes, and (iii) Warrants to purchase up to approximately $375,000 worth of the Company’s subordinate voting shares at an exercise price per share equal to the greater of (a) a twenty-five percent (25%) premium to the volume-weighted average price per share of the Company’s subordinate voting shares on the Canadian Securities Exchange (converted into U.S. Dollars at an exchange rate determined by the Company in good faith) over the trailing ten (10) trading day period prior to the date the Warrants are granted, and (b) the fair market value of the Company’s subordinate voting shares on the Canadian Securities Exchange (converted into U.S. Dollars at an exchange rate determined by the Company in good faith) on the date the Warrants are granted.
    NOW THEREFORE, in consideration of the mutual promises contained herein, the Parties agree to the following:
1.Executive’s 2022 Annual Bonus shall be paid in the following form: (i) a lump sum cash payment in the amount of $250,000, (ii) $750,000 aggregate principal amount of Notes, and (iii) Warrants to purchase up to approximately $375,000 worth of the Company’s subordinate voting shares at an exercise price per share equal to the greater of (a) a twenty-five percent (25%) premium to the volume-weighted average price per share of the Company’s subordinate voting shares on the Canadian Securities Exchange (converted into U.S. Dollars at an exchange rate determined by the Company in good faith) over the trailing ten (10) trading day period prior to the date the Warrants are granted, and (b) the fair market value of the Company’s subordinate voting shares on the Canadian Securities Exchange (converted into U.S. Dollars at an exchange rate determined by the Company in good faith). on the date the Warrants are granted (collectively, the “Payments”). Each Payment shall be made on March 15, 2023, or as soon as practicable thereafter, as determined by the Board in its sole discretion, but in no event later than December 31, 2023, subject to the Company’s collection of all applicable withholding and payroll taxes, and provided Executive remains employed by the Company on the applicable payment date.

Except for exercise price, the Warrants will be in the same form as issued to Executive in the Offering, and the Notes shall be issued on the same terms as the Notes issued to Executive in the Offering as additional notes under the Indenture dated December 7, 2022 with Odyssey Trust Company, as trustee. Executive acknowledges and agrees that the Notes and Warrants have not been, and will not be, registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) or the securities laws of any state, and are offered and sold in reliance upon the exemption from registration afforded by Section 4(a)(2) under the Securities Act and/or Regulation D promulgated thereunder and, as applicable, corresponding provisions of state securities laws, and such Notes and Warrants may not be offered or sold by the Executive without registration under the Securities Act or any applicable state securities laws or pursuant to exemption from registration thereunder.

2.Section 26 of the Employment Agreement entitled “Code Section 409A Compliance” is hereby incorporated into this Agreement in full by reference.

3.By signing this Agreement, Executive acknowledges and agrees that, notwithstanding anything to the contrary in any agreement between Executive and the Company, or any of its affiliates, including, but not limited to the Employment Agreement and any equity award or any program, plan or arrangement of the Company, the Parent, or any of the Company or the Parent’s affiliates, the change to the form of payment of Executive’s 2022 Annual Bonus constitutes payment of such bonus in full, and has been implemented with Executive’s consent and shall not constitute “Good Reason” for Executive to resign from the Company or a breach of any obligation of the Company, the Parent, or any of the Company or the Parent’s affiliates to the Executive.

4.Except to the extent otherwise agreed by the parties in writing, the change in the form of Executive’s 2022 Annual Bonus payment shall be a one-time change, and shall not impact the payment of any subsequent Annual Bonus that may become due and payable pursuant to the agreement.

5.Except as otherwise provided herein, nothing in this Agreement constitutes a waiver of any other compensation or benefits to which Executive may be entitled or a waiver of any of Executive’s rights under any agreement between Executive and the Company and/or the Parent.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

EXECUTIVE

Dated: March 14, 2023	By:	/s/ James Cacioppo
James Cacioppo

COMPANY
JGMT, LLC

Dated: March 14, 2023	By:	/s/ Jon Barack
Jon Barack
Title: Authorized Representative

PARENT
Jushi Holdings, Inc.

Dated: March 14, 2023	By:	/s/ Jon Barack
Jon Barack
Title: President